Contact:	Michael Bermish
Investor Relations Officer
(732) 212 – 3321

FOR IMMEDIATE RELEASE

WELLMAN REPORTS RECORD SALES IN SECOND QUARTER AND
IMPROVING RESULTS IN 2004

July 28, 2004, Shrewsbury, NJ – Wellman, Inc. (NYSE: WLM) today announced its (1) Second Quarter 2004 Results, (2) Historical Adjusted EBITDA and Post Financing Adjusted EBITDA, and (3) Information on Cost Reduction Programs.

Second Quarter 2004 Results

     The overall results of second quarter 2004 showed significant improvement over first quarter 2004 results (see detailed results and definitions in tables below):

•	Net Sales improved to $329.0 million from $293.8 million, an increase of approximately 12%.

•	Gross Profit improved to $23.3 million from $17.4 million and the gross profit percentage improved to 7.1% from 5.9%.

•	Operating Income excluding Other Items improved to $9.5 million from $2.9 million.

     Tom Duff, Wellman’s Chairman and Chief Executive Officer, stated, “Wellman’s sales rose to record levels in the second quarter of 2004, led by higher PET resin sales. This quarter Wellman’s earnings benefited from improved PET resin margins, record volumes in PET resins, fiber volumes which are higher than they have been during the past two years, and reduced operating costs resulting from our cost reduction programs; however, domestic fiber margins continued to decline and are at historically low levels.”

     Wellman reported a net loss attributable to common stockholders for the quarter ended June 30, 2004 of $4.5 million, or $0.14 per diluted share, compared to net earnings attributable to common stockholders of $0.2 million, or $0.01 per diluted share, for the quarter ended June 30, 2003. For the first six months of 2004, Wellman reported a net loss attributable to common stockholders of $35.7 million, or $1.13 per diluted share, compared to net earnings attributable to common stockholders of $6.0 million, or $0.19 per diluted share, for the same period in 2003.

The following table summarizes Wellman’s results for the five quarters ending with the second quarter of 2004.

(in millions, except per share data)	2Q 03	3Q 03	4Q 03	1Q 04	2Q 04

Net Sales	$285.3	$262.7	$273.9	$293.8	$329.0
Gross Profit	23.3	16.5	10.6	17.4	23.3
SG&A Expenses	17.3	15.8	16.3	14.5	13.8

Operating Income (Loss) excluding Other Items	6.0	0.7	(5.7)	2.9	9.5
Other Items	3.2	4.8	144.5	42.0	1.9

Operating Income (Loss)	2.8	(4.1)	(150.2)	(39.1)	7.6
Interest Expense, net	2.3	2.4	3.4	7.5	10.1

Earnings (Loss) Before Income Taxes	0.5	(6.5)	(153.6)	(46.6)	(2.5)
Income Tax Expense (Benefit)	0.2	(1.9)	(55.5)	(18.4)	(1.0)

Net Earnings (Loss)	0.3	(4.6)	(98.1)	(28.2)	(1.5)
Accretion (Including Beneficial Conversion Charge)	(0.1)	(2.9)	(7.1)	(3.0)	(3.0)

Net Earnings (Loss) Attributable to Common Stockholders	$0.2	($7.5)	($105.2)	($31.2)	($4.5)
Diluted EPS	$0.01	($0.24)	($3.33)	($0.99)	($0.14)

     These results include Other Items described in the table below and accretion relating to the Company’s preferred stock. The accretion in the fourth quarter of 2003 included a one-time non-cash beneficial conversion charge of $4.2 million that reduced net earnings attributable to common stockholders and was recorded when the Company’s preferred stock became convertible to common stock.

Other Items included in operating income (loss) for the same periods are comprised of the following:

(in millions)	2Q 03	3Q 03	4Q 03	1Q 04	2Q 04

Impairment Charge			$135.3
Restructuring Charges	$0.1	$0.3	8.5	$0.3	$0.8
Provision for Uncollectible Accounts	0.1	3.3	0.1	0.3
Other Expense (Income), Net:
Legal Costs	1.8	1.2	1.8	1.2	1.1
Non-Capitalizable Financing Costs			2.2	40.2
Accelerated Stock Option Vesting	1.2
Rebates from Antidumping Duties			(3.4)

Other Items	$3.2	$4.8	$144.5	$42.0	$1.9

Historical Adjusted EBITDA and Post Financing Adjusted EBITDA

     Keith Phillips, Wellman’s Chief Financial Officer, commented, “The financings we completed in February 2004 changed our capital structure and these changes affected Adjusted EBITDA, overall debt, depreciation and interest expense. We have provided the following information on changes to Adjusted EBITDA as a result of the February financings (“Financing Adjustments”) and additionally have provided information to compare EBITDA on a comparable basis for the most recent five quarters (“Post Financing Adjusted EBITDA”).”

     We believe Adjusted EBITDA is an important financial measurement for the Company because it is commonly used to measure financial performance from a credit perspective and is an important factor in evaluating a business. Adjusted EBITDA is calculated by adding Net Earnings (Loss), Income Tax Expense (Benefit), Interest Expense, Depreciation & Amortization and Other Items listed in the table above, all of which were included in Net Earnings (Loss).

     Since we believe investors and analysts use trends in analyzing a business and since our Adjusted EBITDA is not comparable before and after our February 2004 financings, we have provided information on Post Financing Adjusted EBITDA. This financial measure is calculated by adding Financing Adjustments and Adjusted EBITDA, and assumes that the February 2004 financings were completed before the start of the period.

     The following table reconciles Net Earnings (Loss) to Adjusted EBITDA and to Post Financing Adjusted EBITDA for the five quarters ending with the second quarter of 2004.

	2Q 03	3Q 03	4Q 03	1Q 04	2Q 04
Net Earnings (Loss)	$0.3	($4.6)	($98.1)	($28.2)	($1.5)
Income Tax Expense (Benefit)	0.2	(1.9)	(55.5)	(18.4)	(1.0)
Interest Expense, net	2.3	2.4	3.4	7.5	10.1
Other Items	3.2	4.8	144.5	42.0	1.9
Depreciation & Amortization	11.7	14.0	14.1	16.7	18.1

Adjusted EBITDA	17.7	14.7	8.4	19.6	27.6
Financing Adjustments	8.0	7.9	8.0	3.4	0.0

Post Financing Adjusted EBITDA	$25.7	$22.6	$16.4	$23.0	$27.6

     Wellman’s assets and long-term debt increased because part of the financing included the purchase of PET resin assets located at our Palmetto Plant that were leased under a sale and leaseback transaction entered into in 1999, the purchase of accounts receivable previously sold under an asset securitization program and the prepayment of a raw material contract. Refinancing these contractual obligations also increased Adjusted EBITDA since the Company no longer has certain cash operating expenses associated with these obligations. The chart below provides details of the Financing Adjustments that represent cash charges related to the contractual obligations that previously reduced operating income. There are no Financing Adjustments in the second quarter of 2004 because the new financings occurred in the middle of the first quarter.

(in millions)	2Q 03	3Q 03	4Q 03	1Q 04	2Q 04

Raw Material Contract	$4.9	$4.8	$4.8	$1.5	$0.0
Asset Securitization	0.7	0.7	0.7	0.1	0.0
Sale and Leaseback Transaction	2.4	2.4	2.5	1.8	0.0

Financing Adjustments	$8.0	$7.9	$8.0	$3.4	$0.0

Information on Cost Reduction Programs

     In 2003, Wellman announced cost reduction programs, that are expected to be implemented through 2005, that would reduce annual controllable costs by approximately $35 million by the end of 2004 and by $41-$46 million at the end of 2005, compared to annualized second quarter 2003 levels. Tom Duff stated, “Wellman is on target to achieve these cost savings. Wellman successfully reduced these controllable costs by $19 million in the first half of 2004 ($38 million on an annualized basis)

compared to levels at the end of the second quarter of 2003. These savings include $4 million ($8 million on an annualized basis) that was achieved in the second half of 2003 and maintained in 2004.”

     Wellman, Inc. manufactures and markets high-quality polyester products, including PermaClear® and EcoClear® brand PET (polyethylene terephthalate) packaging resins and Fortrel® brand polyester fibers. One of the world’s largest PET plastic recyclers, Wellman utilizes a significant amount of recycled raw materials in its manufacturing operations.

Non-GAAP financial measures

This press release includes non-GAAP financial measures, as defined by the Securities and Exchange Commission. Specifically, management believes Adjusted EBITDA and Post Financing Adjusted EBITDA as defined on the Company’s web site are important measures used by investors, analysts and financial institutions to evaluate the Company’s performance. Adjusted EBITDA is calculated by adding Net Earnings (Loss), Income Tax Expense (Benefit), Interest Expense, Depreciation, Amortization and certain other adjustments as unusual and included in Net Earnings (Loss). Post Financing Adjusted EBITDA is calculated by adding to Adjusted EBITDA the Financing Adjustments that would have changed EBITDA if the financings in place at June 30, 2004 were in place in earlier periods.

Webcast of Conference Call

Wellman, Inc. will conduct a conference call, to review 2Q 2004 results at 1:00 p.m. EDS on Thursday, July 29, 2004. This call is available in a live Webcast on the Wellman, Inc. web page. To access the Webcast, log onto the Wellman, Inc. website at: http://www.wellmaninc.com, go to the Investor Relations page and follow the prompts. Replay of the Webcast will be available late afternoon July 29, 2004 and will remain on the website for 7 days. The replay can be accessed by following the same procedure used to access the live Webcast. Presentation slides for the conference call will be available at 1:00 p.m. Thursday, July 29, 2004 on the Wellman, Inc. website Investor Relation page under the Webcasts and Conferences section as well as part of the live webcast. During the presentation, certain non-GAAP terms may be used. An explanation of these terms can be found on the Wellman, Inc. website, in the Financial Glossary section of the Investor Relations page. To access the Investor Relations page of our website, follow the same procedures used to access the Webcast.

Forward-Looking Statements

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “expects,” “anticipates,” and similar expressions are intended to identify forward-looking statements. These statements are made as of the date hereof based upon current expectations and we undertake no obligation to update the information contained herein. These forward-looking statements involve certain risks and uncertainties, including but not limited to: reduced raw material margins; the financial condition of our customers; fiber and textile imports; availability and cost of raw materials; the impact of a governmental investigation of pricing practices in the polyester staple fiber industry; availability of financing, changes in financial markets, interest rates, credit ratings, and foreign currency exchange rates; regulatory changes, tax risks, U.S., European, Asian and global economic conditions; prices and volumes of imports; work stoppages; levels of production capacity and profitable operation of assets; prices of competing products; natural disasters and acts of terrorism; and maintaining the operations of our existing production facilities. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see our Form 10-K for the year ended December 31, 2003.

#####

Wellman, Inc.
Condensed Consolidated Statement of Operations
(Unaudited)
(In Millions, except per share data)

	For the Quarter Ended
	June 30,	September 30,	December 31,	March 31,	June 30,
	2003	2003	2003	2004	2004
Net Sales	$285.3	$262.7	$273.9	$293.8	$329.0
Cost of Sales	262.0	246.2	263.3	276.4	305.7

Gross Profit	23.3	16.5	10.6	17.4	23.3
Selling, General and Administrative Expenses	17.3	15.8	16.3	14.5	13.8
Impairment Charge	—	—	135.3	—	--
Restructuring Charges	0.1	0.3	8.5	0.3	0.8
Provision for uncollectible accounts	0.1	3.3	0.1	0.3	--
Non-Capitalizable Financing Costs	—	—	2.2	40.2	--
Other Expense (Income), Net	3.0	1.2	(1.6)	1.2	1.1

Operating Income (Loss)	2.8	(4.1)	(150.2)	(39.1)	7.6
Interest Expense, Net	2.3	2.4	3.4	7.5	10.1

Earnings (Loss) Before Income Taxes	0.5	(6.5)	(153.6)	(46.6)	(2.5)
Income Tax Expense (Benefit)	0.2	(1.9)	(55.5)	(18.4)	(1.0)

Net Earnings (Loss)	$0.3	($4.6)	($98.1)	($28.2)	($1.5)

Net Earnings (Loss) Attributable to Common Stockholders:
Net Earnings (Loss)	$0.3	($4.6)	($98.1)	($28.2)	($1.5)
Accretion of Preferred Stock & Beneficial Conversion Charge	(0.1)	(2.9)	(7.1)	(3.0)	(3.0)

Net Earnings (Loss) Attributable to Common Stockholders	$0.2	($7.5)	($105.2)	($31.2)	($4.5)

Basic and Diluted Net Earnings (Loss) Per Common Share:
Net Earnings (Loss) Attributable to Common Stockholders	$0.01	($0.24)	($3.33)	($0.99)	($0.14)

Average Common Shares — (Basic)	31.6	31.6	31.6	31.6	31.6
Average Common Shares — (Diluted)	31.9	31.6	31.6	31.6	31.6

WELLMAN, INC.
SUPPLEMENTAL INFORMATION*

SALES BY GROUP	2Q03	3Q03	4Q03	1Q04	2Q04
Millions $
Packaging Products Group	$167	$144	$154	$162	$190
Fibers & Recycled Products Group	$118	$119	$120	$132	$139

Total Sales	$285	$263	$274	$294	$329

BALANCE SHEET DATA	6/30/2004
Millions $
Accounts Receivable	$172
Inventories	$130
Debt, Net	$473
Stockholders’ Equity	$428

	CASH FLOW DATA
Millions $	2Q04	YTD 2004

Depreciation	$14	$28
Amortization	$5	$9

Total D&A	$19	$37
Cap. Exps.	$2	$4

SEGMENT PROFIT (LOSS)
Millions $	1Q04	2Q04

PPG	$4	$8
FRPG	($3)	$0

Operating Income (Loss)	$1	$8

CONFERENCE CALL INFO	*Preliminary

Wellman, Inc. will host a conference call to review 2Q 2004 results on Thursday, July 29, 2004 at 1:00 p.m. EDS. You are invited to listen to the live Webcast of the conference call by logging onto Wellman, Inc.’s home page http://www.wellmaninc.com, go the Investor Relations page, and follow the prompts.

The call and tape contains copyrighted material. It cannot be recorded, rebroadcast or reprinted without Wellman’s express permission. Participation implies consent to the taping and above terms.